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                               AMENDMENT NO. 5 TO
                                  MODACAD, INC.
                             1995 STOCK OPTION PLAN



     The first sentence of Section 3 of the ModaCAD, Inc. 1995 Stock Option Plan, as previously amended by Amendment No. 1 dated November 26, 1996; Amendment No. 2 dated June 10, 1997; Amendment No. 3 dated April 8, 1998; and Amendment No. 4 dated July 2, 1998 (as so amended, the "Plan"), is hereby amended to read in its entirety as follows:

          (b) Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold pursuant to the exercise of Options under the Plan is 2,500,000 Shares.



     Dated: July 16, 1999

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